Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

AIG Elects Juan Perez to its Board of Directors

NEW YORK – February 20, 2025 – American International Group, Inc. (NYSE: AIG) today announced that Juan Perez, Executive Vice President and Chief Information Officer (CIO) of Salesforce, has been elected to its Board of Directors as an independent Director, effective immediately.

With more than 30 years’ experience leading strategic technology initiatives at Fortune 500 companies, Mr. Perez is a distinguished technology executive with deep expertise in artificial intelligence, data strategy and digital transformation. As CIO of Salesforce, he oversees the global IT organization and data strategy and advises on product strategy. Previously, Mr. Perez served as CIO and Engineering Officer at UPS, where he drove the company's adoption of advanced analytics and led the implementation of technologies including AI.

“I am very pleased to welcome Juan to the AIG Board of Directors and look forward to his contributions as we continue to advance our data and digital strategy,” said Peter Zaffino, Chairman & CEO, AIG.

John Rice, Lead Independent Director, AIG noted: “Juan’s experience at the forefront of enterprise AI and working with leading companies on digital transformation aligns well with AIG’s focus on delivering exceptional value to clients and stakeholders.”

“I am impressed with AIG’s underwriting profitability, financial performance and strategic progress in multiple key areas including their development of a GenAI and Large Language Model powered solution,” said Juan Perez. “I am honored to join AIG’s Board of Directors and support AIG’s colleagues around the world as they continue to position the company for long-term success.”

Mr. Perez holds a bachelor’s degree in industrial and systems engineering and a master’s degree in computer and manufacturing engineering from the University of Southern California. He is a director of The Hershey Company and Wabtec Corporation and serves on the advisory boards of the School of Industrial and Systems Engineering at the University of Southern California and the School of Business at Georgia Tech.

# # #

About AIG

American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in more than 200 countries and jurisdictions protect their assets and manage risks through AIG operations, licenses and authorizations as well as network partners. For additional information, visit www.aig.com. This website with additional information about AIG has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.